Exhibit C

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing on behalf of each of them of Schedule 13D with respect to the shares of Common Stock, par value $.0001 per share, of T3 Defense Inc. and any amendments to such statement on Schedule 13D executed by each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on July 22, 2026.

X Security and Defense Ltd.

Signature:	/s/ Elad Shohat
Name/Title:	Elad Shohat/President

/s/ Elad Shohat
Elad Shohat